INSTALLED BUILDING PRODUCTS ANNOUNCES UPCOMING INVESTOR CONFERENCE SCHEDULE

Columbus, Ohio, September 8, 2022. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, today announced that members of management will participate in the following investor conferences.

On September 13, 2022, Jason Niswonger, Chief Administrative and Sustainability Officer, Jeffrey Hire, President of External Affairs, and Darren Hicks, Managing Director of Investor Relations, are scheduled to attend the RBC Capital Markets Global Industrials Conference in Las Vegas, Nevada. Management will be participating in the conference in-person.

On September 20, 2022, Jeffrey Edwards, President, Chief Executive Officer and Chairman, Michael Miller, Chief Financial Officer, Jeffrey Hire, President of External Affairs, and Darren Hicks, Managing Director of Investor Relations, are scheduled to attend the 15th Annual Zelman Housing Summit. Management will be participating in the conference virtually.

On September 21, 2022, Michael Miller, Chief Financial Officer, and Darren Hicks, Managing Director of Investor Relations, are scheduled to attend the AllianceBernstein and Columbia Threadneedle Investments Small & Mid-Cap Investor Summit in New York, New York. Management will be participating in the conference in-person.

About Installed Building Products
Installed Building Products, Inc. is one of the nation's largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 210 branch locations.

Contact Information:
Investor Relations:
614-221-9944
investorrelations@installed.net

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